Exhibit 3.4

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

Affinion Group Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The present name of the Corporation is “Affinion Group Holdings, Inc.” The Corporation was originally incorporated under the name Affinity Acquisition Holdings, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 14, 2005.

SECOND: This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) amends and restates in its entirety the present Certificate of Incorporation of the Corporation. This Amended and Restated Certificate has been duly adopted and approved in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: This Amended and Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

ARTICLE I

The name of the corporation is Affinion Group Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 360,000,000, consisting of 350,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Subject to the provisions of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series. The board of directors of the Corporation shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designations providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Certificate of Incorporation, as amended from time to time.

The authority of the board of directors of the Corporation with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of Preferred Stock:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligations, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the Corporation, by the vote of the members of the board of directors then in office acting in accordance with this Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Certificate of Incorporation or the provisions of any certificate of designations.

ARTICLE V

(a) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be such as from time to time shall be established by the Board, provided that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than eleven (11). Election of directors need not be by written ballot.

(c) Classes of Directors. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. The Board shall assign each director in office at the time this Certificate of Incorporation becomes effective to one of the three classes. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible, as determined by the Board. No decrease in the number of directors shall shorten the term of any incumbent director.

(d) Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2009; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2010; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

(e) Quorum. Except as otherwise provided by law, this Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”), a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

(f) Manner of Acting.

(i) Subject to Section (f)(ii) of this Article V, every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the Bylaws.

(ii) Notwithstanding anything to the contrary contained herein, the Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of the entire Board:

(A) the amendment, modification or repeal of any provision of this Amended and Restated Certificate of Incorporation, the Bylaws or similar organizational documents in a manner that adversely affects Apollo Investment Fund V, L.P., Apollo Overseas Partners, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P., Apollo German Partners V GmbH & Co. KG or any of their affiliates (collectively, “Apollo”);

(B) the redemption, purchase or acquisition of any securities of the Corporation or any of its subsidiaries;

(C) the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of the Corporation adopted by the Board);

(D) the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

(E) a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Corporation’s or any of its subsidiaries’ assets to another entity (other than transactions between the Corporation and any of its wholly owned subsidiaries or transactions between two or more wholly owned subsidiaries of the Corporation);

(F) a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of the Corporation;

(G) a split, combination or reclassification of any shares of capital stock;

(H) a disposition of any assets with a value in excess of $25.0 million in the aggregate other than sales of inventory in the ordinary course of business;

(I) consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $25.0 million in the aggregate outside of the ordinary course of business;

(J) the incurrence of indebtedness aggregating more than $25.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Corporation’s initial public offering of Common Stock;

(K) the appointment, termination or replacement of the Corporation’s Chief Executive Officer; and

(L) a change in size of the Corporation’s Board.

(iii) The foregoing Section (f)(ii) shall terminate and be of no further effect at such time as (A) Apollo no longer beneficially owns more than 33 1/3% of the total number of shares of the Corporation’s Common Stock outstanding at any time, and (B) Apollo (excluding any individuals who own shares of the Corporation’s Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board) has, subsequent to the Corporation’s initial public offering of Common Stock (and the exercise of any related overallotment option), sold at least one share of the Corporation’s Common Stock to a person that is not an affiliate of Apollo.

(g) Removal; Resignation. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

(h) Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless otherwise provided by law, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VIII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VIII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX

To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors other than in their capacity as a director and other than those directors who are employees of the Corporation. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

ARTICLE X

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by DGCL, as the same exists or may hereafter be amended, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has duly executed this Amended and Restated Certificate as of September     , 2007.

Name:	Todd H. Siegel
Title:	Executive Vice President and General Counsel